PERFORMANCE RESTRICTED STOCK AWARD AGREEMENT
GRANTED UNDER THE
CORE MOLDING TECHNOLOGIES, INC.
2021 LONG-TERM EQUITY INCENTIVE PLAN

This Performance Restricted Stock Award Agreement (this “Agreement”), dated as of ____, 2023 (the “Grant Date”), is made and entered between Core Molding Technologies, Inc. (the “Company”) and ________________________ (the “Grantee”), pursuant to, and subject to, the terms of the Company’s 2021 Long-Term Equity Incentive Plan (the “Plan”).

All capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan.

The parties agree as follows:

Section 1. Performance Restricted Stock Award. Subject to, and pursuant to, all terms and conditions stated in this Agreement and in the Plan, as of the Grant Date, the Company hereby makes a Performance Restricted Stock Award to Grantee in the form of shares of performance-based Restricted Stock (“Performance Shares”). The target number of Performance Shares covered by this Agreement (the “Target Award”) is set forth on Exhibit A hereto. To the extent that Grantee vests in greater than one hundred percent (100%) of the Performance Shares, additional Shares shall be issued to Grantee.

Section 2. Vesting. To the extent that the performance measures under Section 3 of this Agreement (the “Performance Measures”) have been satisfied as of the last day of the three (3) year performance period set forth on Exhibit A (the “Performance Period”), Grantee shall earn the number of Performance Shares as calculated in accordance with Section 3, and Grantee’s rights to such earned Performance Shares shall vest and become nonforfeitable as of the Vesting Date set forth on Exhibit A (the “Vesting Date”), subject to Sections 5 and 17 of this Agreement. Except as provided in Section 5 of this Agreement, to the extent that the Performance Measures have not been satisfied as of the last day of the Performance Period, any Performance Shares awarded under this Agreement that do not vest, as calculated in accordance with Section 3 of this Agreement, shall be cancelled immediately without further obligation on the part of the Company.

Section 3. Performance Measures. Subject to the provisions of this Agreement, the Company shall deliver to Grantee one Share for each whole Performance Share that is earned in accordance with the Performance Measures set forth set forth on Exhibit A.

Section 4. Delivery of Shares. On the Grant Date, the Company shall issue the Target Award number of Performance Shares, in either certificated or book entry form, in Grantee’s name effective as of the Grant Date, subject to Section 6 of this Agreement. Except as otherwise provided herein, the Performance Shares may not be sold, pledged, assigned, hypothecated, transferred or otherwise disposed of in any manner prior to the Vesting Date. Except as otherwise provided in this Agreement and subject to satisfaction of the applicable tax withholding requirements set forth in Section 7, the Company shall deliver certificate(s) or other evidence of ownership representing the number of Shares earned as determined under Section 3 to Grantee as soon as practicable but in no event later than thirty (30) days following the Vesting Date; provided, however, that: (i) absent a Change in Control, no certificate(s) for, or other evidence of ownership of, Shares shall be delivered with respect to Performance Shares unless the Board has determined that the applicable Performance Measures and other material terms of this Agreement have been achieved; and (ii) the Company shall not deliver certificate(s) or other evidence of ownership representing Shares if the Board determines that the delivery of such certificate(s) or other evidence of ownership would violate the terms of the Plan, this Agreement or applicable law.

Section 5. Termination of Employment; Change in Control.

(a) Except as set forth in this Section 5, as otherwise approved by the Board or in an agreement between Grantee and the Company, if any, if Grantee’s status as an employee of the Company ceases for any reason prior to the Vesting Date, then effective at the close of business on the date Grantee’s status as an employee ceases, all of Grantee’s Performance Shares covered by this Agreement shall be automatically cancelled and forfeited in their entirety without any further obligation on the part of the Company, such that the Company shall not be obligated to deliver any Shares or any other compensation to Grantee with respect to such cancelled and forfeited Performance Shares.

(b) Unless otherwise approved by the Board or pursuant to an agreement between Grantee and the Company, if any, if during the period commencing on the Grant Date and ending on the Vesting Date (the “Vesting Period”) Grantee’s status as an employee of the Company terminates by reason of Grantee’s “permanent and total disability” (as defined in Section 22(e)(3) of the Code) or death while an employee of the Company, the Award shall immediately vest at an award level based on 100% achievement of the award targets. Any payments due to a deceased Grantee shall be paid to Grantee’s estate.

(c) Unless otherwise approved by the Board or pursuant to an agreement between Grantee and the Company, if any, if during the period commencing on the Grant Date and ending on the Vesting Date (the “Vesting Period”) in the event of a Change in Control prior to the end of the Performance Period, then the Performance Shares shall vest on the date of the consummation of such Change in Control (the “Acquisition Date”), at an award level based on 100% achievement. Payment of any amount pursuant to the preceding sentence may be made in cash and/or Shares in the Board’s discretion and will be made within thirty (30) days of the Change in Control.

(d) In the event a Change in Control occurs after the end of the Performance Period but prior to the Vesting Date, the Performance Shares that have not been previously cancelled and forfeited shall become fully vested and payable, based on the Company’s actual achievement of the Performance Measures during the Performance Period. Payment of any amount pursuant to the preceding sentence may be made in cash and/or securities or Shares, in the Boards’s discretion, and will be made within thirty (30) days of the Change in Control.

Section 6. Limitation of Rights; Investment Representation. Grantee shall have all of the rights and privileges of a stockholder of the Company with regard to the Shares underlying the Award, except as otherwise provided in the Plan and this Agreement. In this regard, prior to actual receipt of the Shares under this Award, (a) Grantee may not transfer any interest in the Award or the underlying Shares, (b) any cash or in-kind dividends paid or distributed with respect to the Performance Shares (“Dividends”) shall be paid to Grantee, without interest, only when, and if, the related Shares shall become vested in accordance with this Agreement and the Plan, and (c) all Performance Shares that do not vest on the Vesting Date shall be forfeited and any all Dividends with respect to such forfeited Performance Shares shall also be forfeited to the Company and shall not be paid to Grantee. Grantee acknowledges and agrees that the Shares which Grantee acquires pursuant to this Agreement, if any, shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the Shares under the Securities Act, and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws, and shall not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state. Any attempt to transfer the Performance Shares or Shares in violation of this Section 6 or the Plan shall render this Award of Performance Shares null and void.

Section 7. Taxes. Grantee acknowledges and agrees that all federal, state or local taxes that Grantee is required to recognize on account of the issuance and delivery of Shares to Grantee shall be subject to withholding of tax by the Company; and that Grantee shall be required to make arrangements satisfactory to the Company with respect to such tax withholdings.

Grantee acknowledges that (a) Grantee has been informed of the availability of making an election in accordance with Section 83(b) of the Code (the “83(b) Election”); (b) if Grantee decides to make an 83(b) Election, the 83(b) Election must be filed with the Internal Revenue Service within thirty (30) days of the Grant Date; and (c) Grantee is solely responsible for making such 83(b) Election. If made, Grantee shall send a copy of the 83(b) Election to the Treasurer of the Company.

Section 8. No Rights to Continued Employment. Neither the Plan nor this Agreement shall be deemed to give Grantee any right to continue to be employed by the Company, nor shall the Plan or the Agreement be deemed to limit in any way the Company’s right to terminate the employment of Grantee at any time.

Section 9. Binding Effect; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, representatives, successors and assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and Grantee and their respective heirs, representatives, successors and assigns. The parties agree that this Agreement shall survive the issuance of the Shares.

Section 10. Agreement to Abide by Plan; Conflict between Plan and Agreement. The Plan is hereby incorporated by reference into this Agreement and is made a part hereof as though fully set forth in this Agreement. Grantee, by execution of this Agreement, (a) represents that Grantee is familiar with the terms and provisions of the Plan, and (b) agrees to abide by all of the terms and conditions of this Agreement and the Plan. Grantee accepts as binding, conclusive and final all decisions or interpretations by the Board of the provisions of the Plan and this Agreement upon any question arising under the Plan or this Agreement. In the event of any conflict between the Plan and this Agreement, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

Section 11. Entire Agreement. Except as otherwise provided herein or in any other agreement between Grantee and the Company, this Agreement and the Plan, each of which Grantee has reviewed and accepted in connection with the grant of the Performance Shares reflected by this Agreement, constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

Section 12. Choice of Law. To the extent not superseded by federal law, the laws of the state of Delaware (without regard to the conflicts laws of Delaware) shall control in all matters relating to this Agreement.

Section 13. Notice. All notices and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to Grantee at Grantee’s address on file with the Company or to the Company at the Company’s corporate headquarters at 800 Manor Park Drive, Columbus, Ohio 43228, Attention: Treasurer, as the case may be. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.

Section 14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 15. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan.

Section 16. Fractional Shares. The Company shall not be required to issue any fractional shares pursuant to the Award, and the Company may round fractions down.

Section 17. Forfeiture, Clawback and Recoupment. The provisions of Section 10 of the Plan shall apply to this Award.

Section 18. Acknowledgements.

(a) By accepting this Award of Performance Shares, Grantee acknowledges receipt of a copy of the Plan, and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect and/or amended from time to time.

(b) Grantee acknowledges that, by receipt of this Award, Grantee has read this Section 19 and consents to the electronic delivery of this Agreement and the Plan. Grantee may receive paper copy of any documents delivered electronically at no cost upon Grantee’s request.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year indicated below.

GRANTEE
Name:
Dated:

CORE MOLDING TECHNOLOGIES, INC.
Name:
Dated:

EXHIBIT A TO PERFORMANCE RESTRICTED STOCK AGREEMENT

Name of Grantee: ______________________________

Grant Date: ________

Target Award (Number of Performance Shares): ________, which is conditioned upon achievement of the Performance Measures set forth in the chart below.

Performance Period: ____, 2023 through ____, 2026.

Vesting Date: ____, 2026

Achievement of Performance Measures	Performance Measures				% of Performance Shares Earned
	3-year Avg EBIT%	Change vs. Prior Tier	3-Year Avg. ROCE	Change vs. Prior Tier
2022	4.8%		12.7%		0%
Threshold	5.4%	0.7%	13.4%	0.8%	50%
Target	6.0%	0.6%	14.2%	0.8%	100%
Maximum	6.7%	0.7%	15.0%	0.8%	150%

Linear interpolation shall be used to determine the percent of Performance Shares earned above the Threshold or below the Maximum, the event the Company’s performance does not fall directly on one of the ranks listed in the chart above.

General Rules (Payout based on three-year average):